Exhibit 99.1

TRACON Pharmaceuticals Announces Appointment of Carol Lam to its Board of Directors

San Diego, CA – October 13, 2021 TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer and utilizing a product development platform to partner with ex-U.S. companies to develop and commercialize innovative products in the U.S., announced today the appointment of Carol Lam to its Board of Directors.

“We are very pleased to welcome Carol to our Board of Directors,” said Dr. Charles Theuer, President and Chief Executive Officer of TRACON. “She brings a global perspective on technology development acquired through her extensive experience as deputy General Counsel for Qualcomm and as United States Attorney for the Southern District of California.”

For more than a decade, Carol was Senior Vice President and deputy General Counsel of Qualcomm Incorporated ($23.5 billion in revenues), a multinational corporation specializing in wireless telecommunications systems and a leader in 5G technology, where she dealt with complex tax, antitrust and intellectual property issues in China, as well as matters involving intellectual property, privacy, employment, and antitrust laws in Europe. Carol worked hand-in-hand with the company’s government affairs team in building relationships in other countries to create positive business environments for the company’s products.

Prior to joining Qualcomm, Carol served in an executive role in the government as the presidentially-appointed, Senate-confirmed United States Attorney for the Southern District of California, leading an office of more than 120 attorneys charged with enforcing federal criminal and civil laws. Prior to her appointment as U.S. Attorney, Carol was a Superior Court Judge and a federal prosecutor.

Carol’s past honors include the Health and Human Services Inspector General’s Award for Exceptional Achievement; the U.S. Attorney General’s Award for Distinguished Service and the U.S. Department of Justice award for Superior Performance as an Assistant United States Attorney; California’s Top 100 Attorneys and California’s Top 75 Women Litigators (Los Angeles Daily Journal); Outstanding Attorney of the Year by the San Diego County Bar Association; the National Asian Pacific American Bar Association’s Trailblazer Award; and Legal Momentum’s Women of Achievement Award. Carol serves on the boards of Stanford University (Audit Committee Chair), the La Jolla Symphony & Chorus (Audit Committee Chair), the National Association of Former U.S. Attorneys, and Stanford Women on Boards.

“TRACON has a first-class management team and an efficient Product Development Platform that is being used to harness global innovation.  The company has a promising drug candidate with near-term commercial potential in its subcutaneous PD-L1 antibody envafolimab, and recently licensed a complementary CTLA-4 antibody YH001,” said Ms. Lam.  “I am excited to support TRACON’s mission to use its streamlined development model to address significant patient needs.”

4350 La Jolla Village Drive ● Suite 800 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

About TRACON

TRACON develops targeted therapies for cancer utilizing a capital efficient, CRO independent, product development platform. The Company’s clinical-stage pipeline includes: Envafolimab, a PD-L1 single-domain antibody given by rapid subcutaneous injection that is being studied in the pivotal ENVASARC trial for sarcoma; YH001, a potential best-in-class CTLA-4 antibody in Phase 1 development; TRC102, a Phase 2 small molecule drug candidate for the treatment of lung cancer; and TJ004309, a CD73 antibody in Phase 1 development for the treatment of advanced solid tumors. TRACON is actively seeking additional corporate partnerships whereby it leads U.S. regulatory and clinical development and shares in the cost and risk of clinical development and leads U.S. commercialization. In these partnerships TRACON believes it can serve as a solution for companies without clinical and commercial capabilities in the U.S. To learn more about TRACON and its product pipeline, visit TRACON's website at www.traconpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding TRACON's and its collaboration partners’ plans to further develop product candidates, expected development, regulatory and commercial milestones and timing thereof, potential utility of product candidates, and TRACON’s business strategy and goals. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include: risks associated with clinical development and regulatory approval of novel pharmaceutical products; whether TRACON or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all, including due to risks associated with the COVID-19 pandemic; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that TRACON has limited control over whether or when third party collaborators complete on-going trials or initiate additional trials of TRACON’s product candidates; the fact that TRACON’s collaboration agreements are subject to early termination; whether TRACON will be able to enter into additional collaboration agreements on favorable terms or at all; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:	Investor Contact:
Mark Wiggins	Brian Ritchie
Chief Business Officer	LifeSci Advisors LLC
(858) 251-3492	(212) 915-2578
mwiggins@traconpharma.com	britchie@lifesciadvisors.com